EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34559, 333-47017, 333-56794, 333-99037 and 333-109721 and the Registration Statements (Form S-3 Nos. 333-105933 and 333-110981) pertaining to the Univision Savings Tax Advantage Plan of Univision Communications Inc. of our report dated June 25, 2004, with respect to the financial statements and schedule of the Univision Savings Tax Advantage Plan included in this Annual Report for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New York, New York
June 25, 2004